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                                                                    EXHIBIT 99.1

          AETNA AND COLE MANAGED VISION RENEW NATIONAL VISION CONTRACT

         Cleveland, Ohio, September 17, 2003 -- Cole National Corporation (NYSE:
CNJ), a leading retailer of optical services and personalized gifts with over 2,900 locations throughout North America and the Caribbean and one of the nation's largest providers of managed vision care benefits, today announced that Cole Managed Vision (CMV) and Aetna have reached a four-year extension to their current agreement for CMV to continue to provide vision care services to Aetna's 13 million members across the country.

         "Aetna is pleased to continue its relationship with CMV and to provide our members access to vision care across the country," said Robert O'Brien, National Network Contracting and Strategy for Aetna. "Developing and maintaining positive relationships with national provider groups, like CMV, enables us to continue offering our members comprehensive health benefits that include vision care."

         "For the past 6 years, CMV and Aetna have worked together to offer quality vision care benefits through our network of doctors and optical locations," said James Wright, CMV's Vice President of Sales and Marketing. "This contract extension allows CMV to continue to build benefit programs that focus on member value and satisfaction."

         ABOUT AETNA
         Aetna is one of the nation's leading providers of health care and related group benefits, serving approximately 13 million medical members, 11.3 million dental members and 11.7 million group insurance customers, as of June 30, 2003. The company has expansive nationwide networks of more than 579,000 health care services providers, including nearly 349,000 primary care and specialist physicians and 3,589 hospitals. For more information about Aetna, please visit the company's Web site at www.aetna.com.

         ABOUT COLE MANAGED VISION
         Cole Managed Vision (CMV), a national vision benefits company, is owned and operated by Cole National (NYSE: CNJ). The company manages funded benefits for more than 13 million participants and offers discount vision programs to more than 80 million additional participants through multiple network panels and more than 20,000 providers throughout the United States and Puerto Rico. Additional information on Cole Managed Vision can be obtained at www.colenational.com.

         ABOUT COLE NATIONAL
         Cole National Corporation's vision business, together with Pearle franchisees, has 2,181 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the nations' largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 754 locations nationwide, catalogs, and the Internet at WWW.THINGSREMEMBERED.COM. Cole also has a 21% interest in Pearle Europe, which has 1,209 optical stores in Austria, Belgium, Estonia, Finland, Germany, Italy, Kuwait, the Netherlands, Poland, Portugal, Russia and Sweden.

         FORWARD LOOKING STATEMENT
         The Company's expectations and beliefs concerning the future contained in this document and the Form 8-K are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company's operating results, liquidity and financial condition, such as risks associated with the actual utilization of Cole Managed Vision funded and discount eyewear programs. The Company does not assume any obligation to update the forward looking statements in this press release.